Exhibit 2.6

FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT
This First Amendment to Purchase and Sale Agreement (this “Amendment”) is made as of July 10, 2017, by and among Linn Energy Holdings, LLC, a Delaware limited liability company, Linn Operating, LLC, a Delaware limited liability company, and Linn Midstream, LLC, a Delaware limited liability company (collectively, “Seller”) and Bridge Energy LLC a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Purchase Agreement (as hereinafter defined).
WHEREAS, Seller and Buyer are parties to that certain Purchase and Sale Agreement dated as of June 1, 2017 (the “Purchase Agreement”); and
WHEREAS, the Parties desire to amend the Purchase Agreement and to memorialize certain mutual agreements relating to certain transactions contemplated by the Purchase Agreement, as more specifically set forth in this Amendment.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Amendment of Section 2.03. The first sentence of Section 2.03 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
The Closing shall take place at the offices of Kirkland and Ellis LLP at 600 Travis Street, Suite 3300, Houston, Texas 77002 on or before July 21, 2017 (the “Scheduled Closing”), or if all conditions to Closing under Article 7 and Article 8 have not yet been satisfied or waived, within ten (10) Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 9 (the date on which the Closing actually occurs, the “Closing Date”).
2.    Amendment of Section 11.03(a)(ii). Section 11.03(a)(ii) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(ii)
Except as set forth in Section 11.03(a)(iii) below, if the Consent is a Required Consent, the Purchase Price shall be adjusted downward by the Allocated Value of the affected Assets (which affected Assets shall include all Leases, Fee Minerals and Wells affected by the Applicable Contract, Fee Mineral or Lease for which a Consent is refused), and the affected Assets shall be treated as Retained Assets.

3.    Amendment of Section 11.03(a)(iii). Section 11.03(a)(iii) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(iii)	If the Consent is pursuant to that certain License Agreement, dated

September 9, 2003, by and between Aera Energy, LLC and BlackSand Partners, L.P. (but Seller has obtained the Consents pursuant to the Aera Lease and that certain Sinking Fund Trust Agreement effective as of February 1, 2007 by and among Linn Energy, LLC, Linn Energy Holdings, LLC, Linn Western Operating, Inc., Blacksand Energy, LLC and Aera Energy LLC), then such License Agreement shall be treated as a Retained Asset (but no other Assets shall be excluded from Closing due to the failure to obtain such Consent, and the Purchase Price shall not be reduced due to the failure to obtain such Consent), Seller shall hold such License Agreement for the benefit of Buyer after Closing and provide Buyer with all rights and benefits of ownership thereof, including control thereof and the economic benefits, until such Consent is received, and Buyer shall be responsible for (and shall indemnify Seller Group for) all Assumed Liabilities arising from the ownership and operation thereof, as if such License Agreement had been assigned to Buyer at Closing (which Assumed Liabilities do not include any Damages associated with the failure to obtain such Consent).
4.    Addition of Section 11.03(a)(iv). A new Section 11.03(a)(iv) is hereby added to the Purchase Agreement, as follows:

(iv)
If the Consent is pursuant to either (1) the Aera Lease or (2) that certain Sinking Fund Trust Agreement effective as of February 1, 2007 by and among Linn Energy, LLC, Linn Energy Holdings, LLC, Linn Western Operating, Inc., Blacksand Energy, LLC and Aera Energy LLC, then (A) the Purchase Price shall be adjusted downward by the Allocated Value of the Assets affected by the Aera Lease and such Sinking Fund Trust Agreement (which affected Assets shall include all Leases, Fee Minerals and Wells affected by the Aera Lease and such Sinking Fund Trust Agreement) and both the Aera Lease and such Sinking Fund Trust Agreement and such affected Assets shall be treated as Retained Assets, (B) for a period of up to 180 days, Buyer shall operate the Aera Lease and all Assets related thereto from and after the Closing Date (which operations shall be conducted in a manner substantially similar to operations immediately prior to the Closing Date) until such Consent is obtained, and Seller shall provide Buyer with reasonable access to such Retained Assets necessary for Buyer to perform such operations, (C) in the event that such Consent is not obtained within one hundred eighty (180) days after the Closing, Seller shall promptly reimburse and pay (and in any event, within 30 days following receipt of invoice thereof) Buyer an amount equal to $25 per barrel for each gross barrel of Hydrocarbons produced from the Aera Lease, (D) Buyer shall be responsible for (and shall indemnify Seller Group for) all Damages arising from Buyer’s operation of such Retained Assets to the extent (and only to the extent) caused by Buyer or its Affiliates’ gross negligence, fraud, or willful misconduct, and (E) subject to Buyer’s indemnity in clause (D) above, Seller shall be responsible for (and shall indemnify Buyer Group for) all other Damages arising from Buyer’s operation of such Retained Assets. Notwithstanding the foregoing, Seller shall have the right to assume operatorship of such Retained Assets by delivering thirty (30) days’ prior written notice to Buyer. Notwithstanding anything to the contrary in this Agreement, if Seller reasonably believes that Seller will be unable to obtain such Consent within one hundred eighty (180) days after the Closing, then Seller may, upon obtaining the written consent of Buyer, exercise its right to deliver quitclaims of all or a portion of such Retained Assets pursuant to Section 16 of the Aera Lease; provided that Buyer’s obligation to operate the Retained Assets pursuant to this Section 11.03(a)(iii) shall terminate as to such quitclaimed interests upon such quitclaim.
5.    Amendment of Section 11.03(b). Section 11.03(b) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(b)
Notwithstanding the provisions of Section 11.03(a), if Seller obtains a Required Consent described in Section 11.03(a)(ii), Section 11.03(a)(iii), or Section 11.03(a)(iv) within one hundred eighty (180) days after the Closing, then Seller shall promptly (and in any event, within 5 Business Days of Seller obtaining such Required Consent) deliver conveyances of the affected Asset(s) to Buyer and, with respect to Required Consents described in Section 11.03(a)(ii) or Section 11.03(a)(iv) only, Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 2.05); provided that Buyer’s obligation to operate the Retained Assets pursuant to Section 11.03(a)(iii) shall terminate as to such conveyed interests upon such conveyance.

6.    Amendment of Section 11.04. The first sentence of Section 11.04 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
Buyer shall notify Seller of Title Defects (“Title Defect Notice(s)”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on July 14, 2017 (the “Defect Notice Date”).
7.    Compliance with Purchase Agreement. The Parties acknowledge that this Amendment complies with the requirements to alter or amend the Purchase Agreement, as stated in Section 13.07 of the Purchase Agreement. The Purchase Agreement, as amended herein, is ratified and confirmed, and all other terms and conditions of the Purchase Agreement not modified by this the Amendment shall remain in full force and effect. All references to the Purchase Agreement shall be considered to be references to the Purchase Agreement as modified by this Amendment.
8.    Incorporation. The Parties acknowledge that this Amendment shall be governed by the terms of Article XIII of the Purchase Agreement and such provisions shall be incorporated herein, mutatis mutandis.
9.    Counterparts. This Amendment may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Amendment and all of which, when taken together, shall be deemed to constitute one and the same agreement.
[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.

SELLER:

Linn Energy Holdings, LLC

By:	/s/ Carlos A. De Ayala

Name: Carlos A. De Ayala

Title: Vice President, Business Development and Strategy Planning

Linn Operating, LLC

By:	/s/ Carlos A. De Ayala

Name: Carlos A. De Ayala

Title: Vice President, Business Development and Strategy Planning

Linn Midstream, LLC

By:	/s/ Carlos A. De Ayala

Name: Carlos A. De Ayala

Title: Vice President, Business Development and Strategy Planning

BUYER:

Bridge Energy LLC

By:	/s/ Randall H. Breitenbach

Name: Randall H. Breitenbach

Title: Vice President - Acquisition Activities